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                                                                 Exhibit 10.39E

                                                        Addendum No. 5
                                                        Contract No. MA/CCF-478

                                  ADDENDUM TO
                            MARITIME ADMINISTRATION
                      CAPITAL CONSTRUCTION FUND AGREEMENT
                                      WITH
                    NATIONAL STEEL AND SHIPBUILDING COMPANY


     This Addendum is made by and between the Maritime Administrator (the "Administrator"), and National Steel and Shipbuilding Company, a citizen of the United States (the "Party"), as an addendum to that certain Capital Construction Fund ("CCF") Agreement Contract No. MA/CCF-478 (the "Agreement").

     WHEREAS:

     1. The Administrator and the Party entered into the Agreement on September 3, 1988, under Section 607, Merchant Marine Act, 1936, as amended (the "Act");

     2. The Administrator approved the extension of the Party's commercial paper program under certain terms;

     3. The parties hereto desire to amend the Agreement to reflect the approval; and

     4. The parties hereto have agreed to said amendment and desire to incorporate the same into the Agreement.



     NOW THEREFORE, the Administrator and the Party agree as follows:
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     I.   Effective July 30, 1997, the Agreement is amended to reflect the following approvals:

     (1) the extension of the Party's commercial paper program with such approval terminating on a date 25 years from the date of the last deposit into the Party's CCF account of the proceeds from the construction of a qualified vessel; (2) the extension of the underlying Liquidity agreement beyond the current January 9, 1998 expiration date coinciding with the date referred to in
(1) above; and (3) the increase in the Party's commercial paper program level to $60 million with an over-collateralization range of 11 to 16 percent, such approvals being subject to the condition that all other provisions relating to the commercial paper program as approved by the Administrator on May 3, 1993, remain in full force and effect (which provisions are principally set forth below, as modified to reflect the modifications in (3) above):

          a. Consent is granted for NASSCO Funding Corporation (NFC) to pledge assets held in its CCF sub-account as collateral for a commercial paper issue by NFC in connection with constructing CCF qualified vessels, provided the Maritime Administration is supplied with specific details of the program when available and that all such details and related documents are in a form and substance satisfactory to the Administrator.


          b. It is a requirement that the proceeds of the commercial paper be deposited into the NFC CCF sub-account within the consolidated NASSCO Holdings, Incorporated (NHI) CCF account or be used for a qualified project and that CCF withdrawals will not be reimbursed from the commercial paper proceeds.
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          c. The funds derived from the commercial paper program (up to $60 million) or securities acquired with these funds would be deposited in the NFC CCF sub-account within the NHI consolidated CCF account and that additional CCF funding of up to 11 to 16 percent of the commercial paper proceeds would be provided from NFC internal funds to cover shortfalls on the commercial paper resulting from the duration mismatch between the commercial paper notes and the eligible assets.

          d. At the time of withdrawal from the CCF account for investment in a qualified project, NHI would pay off the commercial paper as it became due with non-CCF funds and that in order to maintain the bankruptcy remote nature of NFC, this would be accomplished as a technical accounting matter within the consolidated fund by using funds from the NFC CCF sub-account to pay off the commercial paper as it becomes due and having NHI or the Party simultaneously fund the identical amount into the NHI/NASSCO CCF sub-account.

          e. Pursuant to Section 6(C) of the Agreement, consent is granted to make a non-qualified withdrawal in the event that there is a default in the payment of the commercial paper and it becomes necessary to repay the commercial paper from the NFC CCF sub-account without counterbalancing CCF funding.

     II. The Administrator reserves the right to review his approval of the Party's commercial paper program at any time after the fifth anniversary of the date of the July 30, 1997 approval, provided that the Party has a full opportunity to
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participate in such review and that any decision to terminate the program arising from such a review would not be effective for a period of 12 months from the date that the Party is notified of such decision.

    III. Except as herein otherwise expressly provided, the Agreement, as heretofore amended, shall remain in full force and effect.


          IN WITNESS WHEREOF, the Parties have executed this Addendum No. 5 in four counterparts, effective as of the date specified hereinabove and actually on the 20th day of October, 1997.

(SEAL)                                UNITED STATES OF AMERICA
                                      SECRETARY OF TRANSPORTATION
                                      MARITIME ADMINISTRATION
ATTEST:



BY: /s/ [SIGNATURE ILLEGIBLE]          By: /s/ James J. Zok
   -----------------------------           ---------------------------
     Secretary                               Contracting Officer


(SEAL)                                  NATIONAL STEEL AND
                                        SHIPBUILDING COMPANY


By: /s/ S. D. Timmons                   By: /s/ F. N. Hallett
   -----------------------------           ---------------------------

Name: S. D. Timmons                     Name: F. N. Hallett
     ---------------------------               ------------------------
      Vice President                          Senior Vice President,
      General Counsel & Secretary             Finance
Title:                                  Title:
      --------------------------              ------------------------



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Approved as to form:




By:[SIGNATURE ILLEGIBLE]
   -----------------------
   Assistant Chief Counsel
   Maritime Administrator